For:	Alamo Group Inc.

Contact:	Robert H. George Vice President 830-372-9621

For Immediate Release

Financial Dynamics Eric Boyriven/Paul Johnson 212-850-5600

ALAMO GROUP INC. ANNOUNCES 2003 SECOND QUARTER RESULTS

SEGUIN, Texas, August 5, 2003 -- Alamo Group Inc. (NYSE:ALG) today reported results for the second quarter ended June 30, 2003.

Net sales for the second quarter increased 6% to $73.5 million from $69.5 million for the same period last year.  Net income for the quarter was $3.3 million, or $0.33 per diluted share, compared with $2.7 million, or $0.28 per diluted share, in the prior-year period.  Sales in the second quarter include those of Faucheux Industries SA, acquired in November 2002.  Excluding Faucheux, net sales for the quarter were flat compared with the second quarter 2002.  Net income in the 2003-second quarter increased $543,000 or $0.05 per diluted share over the second quarter of 2002, which includes a gain on the sale of undeveloped real estate and the results of Faucheux, which totaled $310,000, or $0.03 per diluted share.

For the first six months of 2003, net sales were $140.9 million compared with $134.3 million for the six-month period last year, an increase of 5%. Net income for the six-month period of 2003 was $3.9 million, or $0.40 per diluted share, compared with $5.2 million, or $0.54 per diluted share, for the same period last year.  The increase in sales is attributable to the acquisition of Valu-Bilt in April 2002 and Faucheux in November 2002.  The decline in net income was a result of a change in the mix of sales, principally a reduction in higher margin sales in the North American Industrial division in the first half of this year compared to the same period last year.  Also contributing to the decline was a higher level of incentives and discounts in the North American Agricultural division, particularly in the first quarter of 2003, versus the prior year.

Sales for Alamo's North American Agricultural business declined by 9% in the quarter compared to the prior year, primarily due to continued softness in the agricultural industry.  In

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ALAMO GROUP INC. ANNOUNCES 2003 SECOND QUARTER RESULTS                  PAGE 2

general, dealer inventory levels are higher than normal, which reduced re-stocking orders during the quarter.

North American Industrial sales for the quarter were up 4% over the second quarter of 2002.  Despite this modest increase, the Company continues to experience weak market conditions particularly as it relates to governmental business.

There was a significant increase in European sales in the quarter to $17.3 million from $11.8 million in the prior year period.  Of this increase, approximately 70% is due to the acquisition of Faucheux Industries SA in November 2002, with the remainder coming from internal growth.

Ron Robinson, President and Chief Executive Officer, commented, "Our second quarter results were in line with our expectations.  The increase in earnings for the quarter compared to the prior year reflects more internal improvements than market conditions, which remain weak in most of our business segments.  This resulted in improved gross and operating margins in the second quarter, versus a year ago.

Our North American Agricultural division continued to be affected by an overhang of inventory on dealer lots and lower manufacturing utilization rates.  We have begun to see the early signs of improvement in market conditions in the past few months, though it is still too early to know if this trend will continue.

Likewise, our North American Industrial division has been impacted by the reduction in spending by governmental agencies for our type of products due to budget constraints.  Early signs also point to a slight improvement in this area as well.

Our European operations continued to do well thanks to aggressive marketing initiatives, even in the face of relatively soft market conditions.  In addition, while the Company as a whole has benefited from the weaker U.S. dollar, our European subsidiaries have experienced some negative effects due to the strong Euro."

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Mr. Robinson concluded, "We hope the hints of market improvement we are seeing continue.  However, we are relying more on our cost control efforts to drive bottom line improvements in the short-term, regardless of the market conditions, leaving Alamo Group well positioned to take advantage of any upturn in our business segments."

Alamo Group is a leader in the design, manufacture, distribution and service of high quality equipment for right-of-way maintenance and agriculture.  Our products include tractor and truck mounted mowing and other vegetation maintenance equipment, street sweepers, agricultural implements front-end loaders, backhoe and related after market parts and services.  The Company, founded in 1969, has over 1,600 employees and operates thirteen plants in North America and Europe as of June 2003.  The corporate offices of Alamo Group Inc. are located in Seguin, Texas and the headquarters for the Company's European operations are located in Salford Priors, England.

This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to differ materially from forecasted results. Among those factors which could cause actual results to differ materially are the following: market demand, competition, weather, seasonality, currency-related issues, and other risk factors listed from time to time in the Company's SEC reports.  The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.

(Tables Follow)

Alamo Group Inc. and Subsidiaries (NYSE:ALG)
Condensed Consolidated Statements of Income
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	06/30/03	06/30/02	06/30/03	06/30/02
North American
Agricultural	$26,750	$29,363	$53,188	$58,479
Industrial	29,460	28,331	55,241	53,835
European	17,326	11,826	32,478	21,983
Total Sales	73,536	69,520	140,907	134,297

Cost of sales	56,692	54,105	111,675	104,521
Gross margin	16,844	15,415	29,232	29,776
	22.9%	22.2%	20.7%	22.2%

Operating Expenses	11,635	10,808	22,641	20,767
Income from Operations	5,209	4,607	6,591	9,009
	7.1%	6.6%	4.7%	6.7%

Interest Expense	(631)	(745)	(1,102)	(1,433)
Interest Income	155	128	257	253
Other Income (Expense)	396	55	491	64

Income before income taxes	5,129	4,045	6,237	7,893
Provision for income taxes	1,861	1,320	2,304	2,659

Net Income	$3,268	$2,725	$3,933	$5,234

Net income per common share:
Basic	$0.34	$0.28	$0.40	$0.54

Diluted	$0.33	$0.28	$0.40	$0.54

Average common shares:
Basic	9,718	9,711	9,718	9,711

Diluted	9,767	9,809	9,766	9,801

Summary Balance Sheet Data

	06/30/03	12/31/02	06/30/02
Receivables	77,696	59,720	68,673
Inventories	66,064	63,512	68,643
Current Liabilities	36,968	30,558	31,789
Long Term Debt	32,616	27,833	39,946
Equity	137,121	130,478	128,767